SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)(1)


                                  US LEC Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90331S 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                Anthony J. DiNovi
                          Thomas H. Lee Partners, L.P.
                         100 Federal Street, 35th Floor
                           Boston, Massachusetts 02110
                                 (617) 227-1050
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                February 28, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 48 Pages)

-----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 2 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas H. Lee Equity Fund IV, L.P.
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|
                                                                   (b)|_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS* N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|

-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                             Delaware

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         PN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 3 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas H. Lee Foreign Fund IV-B, L.P.
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|

-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                             Delaware

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         PN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 4 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas H. Lee Foreign Fund IV, L.P.
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|

-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                             Delaware

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         PN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 5 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       THL Equity Advisors IV, LLC
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Massachusetts

-------------------------------------------------------------------------------
                        7. SOLE VOTING POWER NUMBER OF                  0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8. SHARED VOTING POWER                          0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         OO

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 6 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       1997 Thomas H. Lee Nominee Trust
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Massachusetts

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         OO

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 7 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas H. Lee Charitable Investment Limited Partnership
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Massachusetts

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         PN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 8 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Putnam Investment Holdings, LLC
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         OO

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                        Page 9 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       David V. Harkins
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 10 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Scott A. Schoen
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 11 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       C. Hunter Boll
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 12 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Scott M. Sperling
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 13 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Anthony J. DiNovi
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 14 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas M. Hagerty
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 15 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Warren C. Smith, Jr.
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 16 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Seth W. Lawry
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 17 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Kent R. Weldon
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 18 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Terrence M. Mullen
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 19 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Todd M. Abbrecht
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 20 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert Schiff Lee 1998 Irrevocable Trust
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Massachusetts

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         OO

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 21 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Stephen Zachary Lee
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 22 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Charles A. Brizius
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 23 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       The Harkins 1995 Gift Trust
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     Massachusetts

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         OO

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 24 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Thomas R. Shepherd
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 25 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Charles W. Robins as Custodian for Jesse Lee
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 26 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Charles W. Robins as Custodian for Nathan Lee
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 27 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Charles W. Robins
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 28 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       James Westra
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 29 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Wendy L. Masler
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 30 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Andrew D. Flaster
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 31 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Scott L. Jaeckel
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 32 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Soren L. Oberg
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 33 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Adam A. Abramson
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 34 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Joanne M. Ramos
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 35 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Nancy M. Graham
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 36 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Gregory A. Ciongoli
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 37 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Wm. Matthew Kelly
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 38 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       P. Holden Spaht
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 39 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Kevin F. Sullivan
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 40 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Diane M. Barriere
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

----------------------                                        ------------------
CUSIP NO.  90331S 10 9                                       Page 41 of 48 Pages
----------------------                                        ------------------
                                      13D

-------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Kim H. Oakley
-------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)|_|
                                                                          (b)|_|
-------------------------------------------------------------------------------
3.     SEC USE ONLY

-------------------------------------------------------------------------------
4.     SOURCE OF FUNDS*                                                 N/A

-------------------------------------------------------------------------------
5.     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(d) or 2(e)                                                |_|
-------------------------------------------------------------------------------
6.     CITIZENSHIP OR PLACE OF ORGANIZATION                     United States

-------------------------------------------------------------------------------
                        7.     SOLE VOTING POWER NUMBER OF              0
SHARES
BENEFICIALLY    ---------------------------------------------------------------
OWNED BY                8.     SHARED VOTING POWER                      0
EACH
REPORTING       ---------------------------------------------------------------
PERSON                  9.     SOLE DISPOSITIVE POWER                   0
WITH
                ---------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER                 0

-------------------------------------------------------------------------------
11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   0

-------------------------------------------------------------------------------
12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   |_|

-------------------------------------------------------------------------------
13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             0%

-------------------------------------------------------------------------------
14.    TYPE OF REPORTING PERSON                                         IN

-------------------------------------------------------------------------------

This Schedule 13D/A constitutes the fourth amendment to the Schedule 13D originally filed by the Reporting Persons with the Securities and Exchange Commission on March 12, 2001 ("Initial Schedule 13D") and amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 filed by the Reporting Persons with the Securities and Exchange Commission on March 6, 2002 ("Amendment No. 1"), February 28, 2003 ("Amendment No. 2") and August 11, 2006 ("Amendment No. 3"), respectively with respect to the Class A Common Stock of US LEC Corp. (the "Company"). Except as specifically amended by this Schedule 13D/A, the Initial Schedule 13D, as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, remains in full force and effect.

Information given in response to each item shall be deemed incorporated by reference in all other items.

Item 2.  IDENTITY AND BACKGROUND.

      (a) -(c) and (f). This statement is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"); (2) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund");
(3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"); (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"); (5) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment"); (6) certain parties affiliated with Thomas H. Lee Partners L.P., a Massachusetts limited partnership, who are set forth on Schedule A hereto (the "Affiliate Purchasers"); and (7) Putnam Investment Holdings, LLC, a Delaware limited liability company ("Putnam"). Equity Fund, Foreign Fund, Foreign Fund B, Advisors, Charitable Investment, the Affiliate Purchasers and Putnam are referred to herein as the "THL Investors."

      The address of each of the Reporting Persons other than Putnam is c/o Thomas H. Lee Partners L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of Putnam is One Post Office Square, Boston, Massachusetts 02109.

      Each of Equity Fund, Foreign Fund and Foreign Fund B is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Charitable Investment is principally engaged in charitable giving supported by investments in securities. The Affiliate Purchasers are employed by, formerly employed by or affiliated with employees or former employees of Thomas H. Lee Partners, L.P. as indicated in Schedule B hereto. Putnam is principally engaged in the business of investment management.

      Schedule B hereto sets forth information concerning other persons and entities as to which such information is required to be disclosed in response to
Item 2 and General Instruction C to Schedule 13D.


                                                                 (Page 42 of 48)

      (d) and (e). None of the Reporting Persons or any of their directors, officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

      None of the Reporting Persons or any of their directors, officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 is hereby amended and restated to read in its entirety as follows:

The THL Investors are a party to a Stock Purchase Agreement (the "Agreement"), dated as of April 11, 2000, previously filed with the Commission, via EDGAR, by and among the Company and the Persons listed on Schedule A attached thereto. As of the date of the Agreement, CLEC Investors purchased 100,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") using the working capital of its Members. As of February 28, 2007, the THL Investors had received an additional 50,651 shares of Preferred Stock through paid in kind dividends which accrue on a quarterly basis for a total amount of 150,651 shares of Preferred Stock.

The 150,651 shares of Preferred Stock held as of February 28, 2007 are presently convertible into 5,379,834 shares of Class A Common Stock (the "Class A Common Stock" or "Common Stock") based on a purchase price of $1,000.00 and a conversion price of approximately $28. The Reporting Persons did not borrow any funds to effectuate the transaction whereby the Reporting Person received securities which are the subject of this filing on Schedule 13D/A. Each of Equity Fund, Foreign Fund, Foreign Fund B and Charitable Investment obtained funds to make the purchases described herein through capital contributions from their partners. The Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein. Putnam obtained funds to make the purchase described herein from working capital.

Item 4.  PURPOSE OF TRANSACTION.

Item 4 is hereby amended by the addition of the following:

The closing of the transactions contemplated by the Merger Agreement, including the US LEC Merger, occurred on February 28, 2007. In connection with the US LEC Merger and pursuant to the Repurchase Agreement, US LEC repurchased all outstanding shares of US LEC Preferred Stock held by CLEC Investors and THL. As a result, the Reporting Persons no longer hold any interest in the Company. Immediately prior to the closing of the US LEC Merger, the Agreement was terminated.

Item 5.  INTEREST IN SECURITIES OF THE COMPANY.

Item 5 is hereby amended and restated to read in its entirety as follows:


                                                                 (Page 43 of 48)

         (a) - (c) As a result of the consummation of the US LEC Merger on February 28, 2007 and pursuant to the Repurchase Agreement described in Item 4 above, all 150,651 shares of Preferred Stock have been repurchased by the Company at a conversion price of $28 per share; therefore, none of the Reporting Persons hold any interest in the Company.

        (d) Not Applicable.

        (e) The Reporting Persons ceased to be the beneficial owner on February 28, 2007.




                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  March 8, 2007

                                        THOMAS H. LEE EQUITY FUND IV, L.P.

                                        By: THL Equity Advisors IV, LLC

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Title: Managing Director


                                        THOMAS H. LEE FOREIGN FUND IV, L.P.

                                        By: THL Equity Advisors IV, LLC

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Title: Managing Director


                                        THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                        By: THL Equity Advisors IV, LLC

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Title: Managing Director


                                        THL EQUITY ADVISORS IV, LLC

                                        By: THL Equity Advisors IV, LLC

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Title: Managing Director


                                                                 (Page 44 of 48)

                                        THOMAS H. LEE CHARITABLE INVESTMENT

                                        By: THL Equity Advisors IV, LLC


                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Title: President

                                        AFFILIATE PURCHASERS as listed on
                                        Schedule A to this to Schedule 13D/A
                                        pursuant to powers of attorney executed
                                        in favor of and granted and delivered to Anthony J. DiNovi and Kent R. Weldon

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Name: Anthony J. DiNovi
                                            Attorney-in-fact for all Affiliate
                                            Purchasers

                                        PUTNAM INVESTMENT HOLDINGS, LLC

                                        By:  /s/  Anthony J. DiNovi
                                            --------------------------------
                                            Thomas H. Lee Advisors, LLC
                                            Attorney-in-fact





                                                                 (Page 45 of 48)

Schedule A
----------

                              AFFILIATE PURCHASERS

      Set forth below are the names of the Affiliate Purchasers that hold shares of Series A Preferred Stock of the Company. Opposite each name is the number of shares of Class A Common Stock beneficially owned by each of the Affiliate Purchasers by virtue of their holding shares of Series A Preferred Stock.

     -------------------------------------------------------------------------
                                                                    As of
                                                                 February 28,
                                                                     2007
     -------------------------------------------------------------------------
     1997 Thomas H. Lee Nominee Trust                                  0
     -------------------------------------------------------------------------
     David V. Harkins                                                  0
     -------------------------------------------------------------------------
     Scott A. Schoen                                                   0
     -------------------------------------------------------------------------
     C. Hunter Boll 0
     -------------------------------------------------------------------------
     Scott M. Sperling                                                 0
     -------------------------------------------------------------------------
     Anthony J. DiNovi                                                 0
     -------------------------------------------------------------------------
     Thomas M. Hagerty                                                 0
     -------------------------------------------------------------------------
     Warren C. Smith, Jr                                               0
     -------------------------------------------------------------------------
     Seth W. Lawry                                                     0
     -------------------------------------------------------------------------
     Kent R. Weldon                                                    0
     -------------------------------------------------------------------------
     Terrence M. Mullen                                                0
     -------------------------------------------------------------------------
     Todd M. Abbrecht                                                  0
     -------------------------------------------------------------------------
     Robert Schiff Lee 1988 Irrevocable Trust                          0
     -------------------------------------------------------------------------
     Stephen Zachary Lee                                               0
     -------------------------------------------------------------------------
     Charles A. Brizius                                                0
     -------------------------------------------------------------------------
     The Harkins 1995 Gift Trust                                       0
     -------------------------------------------------------------------------
     Thomas R. Shepherd                                                0
     -------------------------------------------------------------------------
     Charles W. Robins as Custodian for Jesse Lee                      0
     -------------------------------------------------------------------------
     Charels W. Robins as Custodian for Nathan Lee                     0
     -------------------------------------------------------------------------
     Charles W. Robins                                                 0
     -------------------------------------------------------------------------
     James Westra                                                      0
     -------------------------------------------------------------------------
     Wendy L. Masler                                                   0
     -------------------------------------------------------------------------



                                                                 (Page 46 of 48)

     -------------------------------------------------------------------------
     Andrew D. Flaster                                                 0
     -------------------------------------------------------------------------
     Scott L. Jaeckel                                                  0
     -------------------------------------------------------------------------
     Soren L. Oberg                                                    0
     -------------------------------------------------------------------------
     Adam A. Abramson                                                  0
     -------------------------------------------------------------------------
     Joanne M. Ramos                                                   0
     -------------------------------------------------------------------------
     Nancy M. Graham                                                   0
     -------------------------------------------------------------------------
     Gregory A. Ciongoli                                               0
     -------------------------------------------------------------------------
     Wm. Matthew Kelly                                                 0
     -------------------------------------------------------------------------
     P. Holden Spaht                                                   0
     -------------------------------------------------------------------------
     Kevin F. Sullivan                                                 0
     -------------------------------------------------------------------------
     Diane M. Barriere                                                 0
     -------------------------------------------------------------------------
     Kim H. Oakley                                                     0
     -------------------------------------------------------------------------















                                                                 (Page 47 of 48)

Schedule B
----------

      Each of the following individuals is a United States citizen: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Stephen Zachary Lee, Charles A. Brizius, Thomas R. Shepherd, Jesse Lee, Nathan Lee, Charles W. Robins, James Westra, Wendy L. Masler, Andrew D. Flaster, Scott L. Jaeckel, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht, Kevin F. Sullivan, Diane M. Barriere and Kim H. Oakley. Soren L. Oberg is a Canadian citizen.

      Each of the following individuals is employed by the Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110:
David V. Harkins, Scott A. Schoen, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Seth W. Lawry, Kent R. Weldon, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, and Soren L. Oberg.

      Warren C. Smith, Jr., C. Hunter Boll, Terrence M. Mullen, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Adam A. Abramson, Joanne M. Ramos, Nancy M. Graham, Gregory A. Ciongoli, Wm. Matthew Kelly, P. Holden Spaht, Kevin
F. Sullivan, Diane M. Barriere and Kim H. Oakley are former employees of the Thomas H. Lee Partners, L.P.

        Charles W. Robins and James Westra are partners of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee, Jesse Lee and Nathan Lee are not employed.




















                                                                 (Page 48 of 48)